FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(201) 968-0980
Keri P. Mattox
Director, Investor Relations and Corporate Communications

DOV Pharmaceutical, Inc. Announces Results of Phase III Trial Analysis for Bicifadine
Conference Call to be Held Today to Discuss
Bicifadine Clinical Development Program

HACKENSACK, NJ, May 22, 2006 - DOV Pharmaceutical, Inc. (NASDAQ: DOVP) announced today the results of its in-depth analysis of its first Phase III trial of bicifadine in patients with Chronic Low Back Pain (CLBP). In this trial, study 020, bicifadine did not achieve a statistically significant effect relative to placebo on the primary endpoint of the study (reduction in pain at the end of treatment) at any of the doses tested. DOV now has determined that an unusually high placebo response rate was the single major contributory factor to the failure of the trial. The Company also has identified disease severity, as defined by either the degree of functional disability or the concomitant presence of pain radiating down the leg (sciatica), as the major factor controlling the difference between patients’ response to placebo and their response to bicifadine. Analysis shows that as disease severity worsened, placebo response decreased and the relative effect of bicifadine increased.

The mean placebo response, the change in pain score from baseline to end of treatment among all patients, was 25 mm on the 0-100 mm Visual Analog Scale (VAS). This is a substantially higher placebo response than has previously been reported in CLBP trials and thus made it difficult to see a beneficial effect of bicifadine.

Additional analyses identified two major subgroups of patients (in total, approximately 50% of the patients in the study) in which the effectiveness of bicifadine in pain control was substantial. These were 1) patients with chronic low back pain along with pain radiating down the leg (sciatica) and 2) patients with a moderate to severe level of functional disability at baseline.

•	Patients with low back pain that radiates down the leg showed a placebo response rate that was approximately half of that in patients with low back pain alone.

•	These patients with low back pain that radiates down the leg also were twice as responsive to treatment with bicifadine, and showed an 11 mm improvement in VAS pain score compared to placebo.

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Patients with moderate to severe disability due to their back pain (e.g. limited ability to walk up stairs, bend over, lift objects, etc.) had only one third of the placebo response of patients with mild to moderate disability.

•	These patients with moderate to severe disability also were substantially more responsive to treatment with bicifadine, and showed a 15-20 mm improvement in VAS pain score compared to placebo.

In aggregate, about half of the patients in the study had low back pain with radiating leg pain and/or a moderate to severe level of disability. A statistical analysis of this subgroup of patients showed that the 200 mg b.i.d. treatment group achieved a p-value of <0.05 compared to placebo. The two higher dose groups also had strong trends in favor of bicifadine, despite the fact that the sample size in these comparisons was only about one half of that intended for the full study.

In addition, bicifadine was well-tolerated; transient nausea and dizziness were the most common adverse events which occurred in 5 to 18% of patients. The dropout rates for each bicifadine arm were 45%, 47% and 29% for 400, 300 and 200 mg b.i.d. respectively, compared to the placebo drop out rate of 29%.

“While we are surprised and disappointed by the trial failure, we are encouraged by the effect of bicifadine in the two major subgroups of study 020 patients,” said Dr. Warren Stern, Senior Vice President of Drug Development at DOV. “In patients with sciatica and more life-altering chronic low back pain - those that understandably may be less responsive to placebo - bicifadine appears to have appreciable efficacy. Those patients made up approximately 50% of the trial population and bicifadine was able to reduce their chronic pain and improve their functionality. As a next step, DOV is assessing how it can use this information to positively impact the likelihood of success in our ongoing Phase III trial in this indication, study 021, and future trials in patients with chronic low back pain.”

DOV is using these data to guide its strategic planning process for the development of bicifadine. As a result of the in-depth analyses performed to date, DOV has decided to:

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Continue its ongoing Phase III trials of bicifadine in CLBP patients (studies 021 and 022). Study 021 is a double-blind, placebo-controlled trial that is expected to be completed in the fourth quarter of 2006. We are amending the protocol for Study 021 to enroll only patients who meet the preferred enrollment criteria for baseline disability and/or back pain that radiates down the leg. Study 022 is now fully enrolled and should provide the required safety database prior to an NDA filing for bicifadine.

•	Continue its Phase II exploratory trial of bicifadine in patients with osteoarthritis; this trial is expected to complete dosing in the third quarter of 2006.

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Assess patients in study 021 that have concurrent neuropathic pain - more than 60 of these patients are already enrolled. This assessment will provide more data regarding the potential benefit of bicifadine for neuropathic pain symptoms than would have been obtained from the exploratory phase II open-label trial, previously announced. As a result, DOV will halt its Phase II exploratory trial in patients with neuropathic pain.

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Delay the start of seven Phase I clinical trials that will be required for the Company to submit an NDA for bicifadine; these studies are of short duration and can be completed closer to the NDA submission.

•	Delay the manufacturing scale-up that would have been required for a bicifadine NDA filing in the first half of 2007.

DOV also has taken further actions to optimize expenditures in its clinical research programs and has restructured its organization to most efficiently utilize capital resources. These collective actions, including the bicifadine program updates, have reduced DOV’s estimated expenses by approximately $9 million for the remainder of 2006.

A conference call will be held at 5:30 p.m. EDT today to discuss the clinical data and trends seen in these in-depth analyses. Information is as follows: Live Participant Dial In (Toll Free): 877-407-8031, Live Participant Dial In (International): 201-689-8031. The call will be Web cast and the link will be available on the DOV Web site. A replay will be available for 90 days. There will be presentation slides to accompany this call. These slides also will be available on the DOV Web site, www.dovpharm.com, at the start of the call.

About DOV
DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system disorders. The Company’s product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain and depression.

Cautionary Note
Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	demonstrate the safety and efficacy of product candidates at each stage of development;

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develop and execute Phase II and III clinical programs for bicifadine, our novel analgesic, revised as necessary to take into account the drug’s recent failure to achieve statistically significant effect relative to placebo;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;
•	successfully execute the development plan under and otherwise achieve the results contemplated by the 2005 amendment to our license agreement with Merck;
•	obtain and maintain collaborations as required with pharmaceutical partners;
•	obtain substantial additional funds;
•	obtain and maintain all necessary patents, licenses and other intellectual property rights; and
•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q to be filed on May 9, 2006.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.